As filed with the Securities and Exchange Commission on July 12, 2024

Registration No. 333-38549

Registration No. 333-153341

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Post-Effective Amendment No. 2 to Form S-8 Registration Statement No. 333-38549

Post-Effective Amendment No. 2 to Form S-8 Registration Statement No. 333-153341

FORM S-8

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

National Western Life Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware	47-3339380
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

10801 N. Mopac Expy Bldg 3

Austin, Texas 78759

(Address of Principal Executive Offices, including zip code)

National Western Life Insurance Company 1995 Stock and Incentive Plan, as amended

National Western Life Insurance Company 2008 Incentive Plan, as amended

(Full titles of the plans)

Zachary Jones

Chief Financial Officer

10801 N. Mopac Expy Bldg 3

Austin, Texas 78759

(212) 356-0333

(Name, address, and telephone number,

including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, or a non-accelerated filer. See definition of “accelerated filer and large accelerated filer” in Rule 12b-2 of the Exchange Act. (Check one):

☒ Large accelerated filer	☐ Accelerated filer	☐ Non-accelerated filer	☐ Smaller reporting company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments No. 2 to the Registration Statements (“Post-Effective Amendments”) filed by National Western Life Group, Inc., a Delaware corporation (the “Company”), remove from registration all shares of Class A Common Stock, par value $0.01 per share, of the Company (“Class A Common Stock”), that remain unsold under the following registration statements on Form S-8 (each, a “Registration Statement,” and collectively, the “Registration Statements”) filed by the Company with the Securities and Exchange Commission (the “SEC”):

●	Registration Statement on Form S-8 (File No. 333-38549), which was filed by the Company’s predecessor registrant with the SEC on October 23, 1997, pertaining to the registration of 300,000 shares of Class A Common Stock of the Company, issuable under the National Western Life Insurance Company 1995 Stock and Incentive Plan, as amended (the “1995 Plan”).

●	Registration Statement on Form S-8 (No. 333-153341), which was filed by the Company’s predecessor registrant with the SEC on September 5, 2008, pertaining to the registration of 300,000 shares of Class A Common Stock of the Company, issuable under the National Western Life Insurance Company 2008 Incentive Plan, as amended (the “2008 Plan” and, together with the 1995 Plan, the “Equity Plans”).

On October 8, 2023, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with S. USA Life Insurance Company, Inc. (“SUSA”), an insurance company domiciled in Arizona, and PGH Merger Inc., a Delaware corporation and a wholly owned subsidiary of SUSA (“Merger Sub”), providing for the merger of Merger Sub with and into the Company, with the Company surviving as a wholly owned subsidiary of SUSA (the “Merger”).

On July 9, 2024 (the “Closing Date”), upon the terms set forth in the Merger Agreement, the Merger became effective. Under the terms of the Merger Agreement, at the effective time of the Merger, each share of the Company’s common stock and each outstanding equity-linked award under the Equity Plans was converted into the right to receive cash.

In connection with the Merger, the Company is (i) terminating all offers and sales of its securities registered pursuant to the existing registration statements of the Company or any predecessor registrant thereof under the Securities Act of 1933, as amended, including the Registration Statements, and (ii) deregistering any of the securities that remain unsold under the Registration Statements as of the Closing Date. In accordance with undertakings made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that remain unsold at the termination of the offerings, the Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities as of the Closing Date.

The foregoing description of the Merger and the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement, which was filed as Exhibit 2.1 to the Company’s Current Report on Form 8-K filed with the SEC on October 10, 2023.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments No. 2 to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Texas, on July 12, 2024.

NATIONAL WESTERN LIFE GROUP, INC.

By:	/s/ Zachary Jones
Zachary Jones
Chief Financial Officer

No other person is required to sign these Post-Effective Amendments No. 2 to the Registration Statements in reliance upon Rule 478 under the Securities Act of 1933.